EXHIBIT 99.1

NETSOL TECHNOLOGIES LTD.  QUARTER ENDED DECEMBER 31, 2009

FINANCIAL HIGHLIGHTS

•	Revenues increased by 105% over the second quarter of FY 2008-09
•	Gross profit increased to 67% of revenues over second quarter of FY 2009-10 compared to 36% in the corresponding period of previous year
•	Company posted net income of Rs. 196 million as compared to Rs. 50 million in corresponding period of FY 2008-09

NetSol PK posted revenues of Rs. 418.83 million which represents an increase of 105% as compared to Rs. 204.54 million reported in the same period last year. Gross profit in the quarter under review jumped to Rs. 280.97 million as compared to Rs. 73.17 million reported in the same quarter of fiscal year 2008-09. During the current quarter, the company posted net income of Rs. 196 million compared with net profit of Rs. 50 million in the same period of FY 2008-09. Diluted earnings per share remained at Rs. 2.57 compared to the earnings per share of Rs. 0.18 reported in the corresponding period of FY 2008-09.